UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Lyondell Chemical Company

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This filing contains the text of a communication from Volker Trautz, Basell's President and Chief Executive Officer, and Dan F. Smith, Chairman, President and Chief Executive Officer of Lyondell Chemical Company, posted on Lyondell's internal website to all employees.

Volker Trautz and Dan Smith: Next Steps in Shaping our New Company’s Organization

October 23, 2007

Dear colleagues,

As we move nearer to the close of our merger, we know you all want to learn more about the progress we are making in the strategic decisions related to our new company’s leadership and organization. The Lyondell-Basell Steering Team met in Houston last week and we’d like to update you on the decisions that have been agreed upon thus far.

Organization and Leadership
Following the closure of our transaction, the new company will be structured with three divisions: Chemicals, Fuels and Polyolefins. These divisions will operate as true global business units, each having full profit and loss responsibility.

Headquarters
The new company corporate headquarters will be located in Rotterdam, The Netherlands in the same building where the Lyondell European regional headquarters office is relocating to new office space.  The Basell corporate office in Hoofddorp will be closed. It is anticipated that the move into the new corporate headquarters will occur in the summer of 2008. It also has been decided that the heads of the Chemicals and Fuels divisions and the finance organisation will be based in Houston and the head of the Polyolefins division will be based in The Netherlands.

Over the past two weeks, Volker has met with nearly all of the Lyondell and Basell officers pursuant to staffing the organization structure.  We will soon announce the names of the individuals who will fill specific jobs in the new company post-close; but we can share with you now that Alan Bigman, currently Basell’s CFO, will become CFO of the new company upon close.  He will be relocating with his family from The Netherlands to Houston. Volker will continue to be based in The Netherlands.

Len Blavatnik also was in Lyondell’s Houston headquarters this past week, and visited with a number of the Lyondell officers.  He shared his enthusiasm about the merger and helped to prepare for this week’s important meetings with debt rating agencies.

For many weeks, a dedicated team including Treasury, Accounting, Legal, Tax and Investor Relations has been spending countless hours preparing for rating agency presentations, as well as syndication of the financing and integration of the combined company’s financials, the regulatory process and governance structure.  The rating agency presentations will be our first opportunity to explain the new company to the financial community.

Name
We are getting very close to selecting a new name for the combined organization. A few more checks need to be made regarding trademarks and domain names, for example, but we look forward to sharing the final selection with you soon.

Closing the transaction
Late last month, Lyondell announced that its Special Meeting of Shareholders has been scheduled for Tuesday, Nov. 20, where shareholders will vote on the proposed merger.

Until then, in both companies, we all need to keep in mind our most important priorities: Keeping our eye on the ball - nothing is more important than the continued safe, reliable operation of our business - and ensuring the success of the combined company.

Ultimately, this merger is an acknowledgement of the tremendous accomplishments of the people in both Lyondell and Basell, together our new company will emerge as an even greater global leader. Your continued contributions are critical to our ability to fully realize the value of our combined organization.

And please remember that you are welcome to ask questions about any aspect of this transaction by using the “questions” mailbox.

Volker Trautz and Dan Smith

Additional Information and Where to Find It
In connection with the solicitation of proxies by Lyondell Chemical Company (the “Company”) with respect to the meeting of its stockholders regarding the proposed merger, the Company has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).  A definitive proxy statement and a form of proxy have been mailed to the stockholders of Lyondell.  STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free-of-charge copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. Stockholders may also obtain a free-of-charge copy of the proxy statement and other relevant documents by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company’s website at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be “participants” in the solicitation is set forth in the Company’s definitive proxy statement and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC.